Exhibit 99.9

GROUP LONG DISTANCE ANNOUNCES THE SIGNING OF A LETTER OF INTENT TO ACQUIRE HOMEACCESS MICROWEB, INC. FROM QUENTRA NETWORKS, INC.

Pompano Beach, Florida. January 24, 2001. (Business Wire) Group Long Distance, Inc. (Pink Sheets: GLDI) ("Group Long Distance") today announced the signing of a letter of intent to acquire all of the issued and outstanding securities of HomeAccess MicroWeb, Inc. ("HomeAccess"), a subsidiary of Quentra Networks, Inc. (formerly Coyote Networks, Inc.) ("Quentra"), for a purchase price of $4,100,000.

The purchase price would be payable by the delivery at closing of $100,000 in cash and 200,000 shares of a new Series A Preferred Stock. The Series A Preferred Stock would have a liquidation preference of $20 per share, would not pay any dividends or have any voting rights, and would be convertible into shares of Group Long Distance common stock on the basis of one share of Series A Preferred Stock for ten shares of common stock.

In addition, pending closing, Group Long Distance may make a working capital loan of up to $500,000 to HomeAccess. The loan would be secured by all the assets of HomeAccess and a pledge of all the outstanding shares of HomeAccess.

The closings of the purchase and loan transactions are subject to a number of conditions, including without limitation, the completion of due diligence, the receipt of all requisite regulatory approvals, the receipt of Quentra bankruptcy court approval and the preparation of definitive documents.

HomeAccess MicroWeb, Inc. holds the right to market and deploy HomeAccess services in the states of Washington, Oregon, Nevada and Pennsylvania. The company is currently beginning its rollout of HomeAccess services in the Portland, Oregon area.

HomeAccess connects community-based brick-and-mortar merchants to residential consumers via simple, easy-to-use Internet appliances, such as Web phones and wireless PDAs, as well as traditional PCs. HomeAccess deploys its services in concentrated geographic markets around malls and supermarkets. Local merchants can market and sell their products and services on-line to customers that reside in the local community that they serve. The deployment of these services is anticipated to be assisted by local utility companies which are uniquely positioned to host HomeAccess community e-commerce exchanges due to their long-term, trusted relationships with virtually every household and business in their service territories and their technically sophisticated systems and employees that are accustomed to building and maintaining highly-reliable networks that are essential for the welfare of the local community.

"The goal of HomeAccess is to allow consumers to connect to the goods and services they desire most, whenever and wherever they choose," said Jerry Conrad, CEO, HomeAccess MicroWeb, Inc. "In addition to local utility companies, the HomeAccess(TM) system combined with Group Long Distance telephone services provides deployment partners with significant opportunities to supply all the consumer's telephone and information needs," said Glenn Koach, president, Group Long Distance. By combining Group Long Distance's existing telecommunications business with HomeAccess Web telephone deployments, the combined companies hope to realize strategic synergies in their efforts to further penetrate regional markets offering on-line products and services, together with local dial tone and long distance services.

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ABOUT GROUP LONG DISTANCE, INC.

Group Long Distance is a long distance telecommunications provider. Group Long Distance utilizes special network contracts to provide its customers with products and services through major nationwide providers of telecommunications services. Group Long Distance is located in Pompano Beach, Florida.

ABOUT HOMEACCESS MICROWEB, INC.

Based in Irvine, CA, HomeAccess MicroWeb, Inc. deploys HomeAccess(TM) brand software information and e-commerce service and systems. HomeAccess provides the complete solution for connecting consumers to the web, including Web telephone appliances and integrated peripherals, such as bar-code scanners, an ATM interface Micro Browser, e-mail boxes, smart cards and Internet dial-up access. Consumers are provided with a "personal portal" to HomeAccess content and services that include messaging, news and information, financial services, bill presentation and payment, travel and entertainment, directory search, localized shopping and personal productivity services. For more information, visit the company's website: www.homeaccess.net, or call 1-949-588-5100.

This press release contains certain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation the ability of the parties to consummate the transactions contemplated by the letter of intent.

Contact:          Group Long Distance, Inc.
                  Glenn S. Koach, President
                  (954) 788-7871, ext. 26
                  gkoach@gldnet.com